Exhibit 99.1

Navidea Biopharmaceuticals Names Pharma Industry Veteran

Cornelia Reininger, M.D., Ph.D., as Chief Medical Officer

DUBLIN, OHIO – September 5, 2012 – Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB), a biopharmaceutical company focused on the development and commercialization of precision diagnostics and radiopharmaceuticals, today announced that Cornelia Reininger, M.D., Ph.D., has been named Chief Medical Officer of Navidea, effective November 1, 2012. The appointment coincides with the growing emphasis at Navidea on a broader pipeline, later-stage product candidate development, and commercial products.

“Dr. Reininger brings outstanding recent experience in the development of diagnostic radiopharmaceuticals for Alzheimer’s and Parkinson’s diseases, having worked in premier global pharmaceutical organizations in these spaces,” said Mark Pykett, V.M.D., Ph.D., Navidea’s President and Chief Executive Officer. “Utilizing this experience in PET and SPECT imaging agents, Dr. Reininger will provide medical leadership in overseeing ongoing development of our pipeline agents, playing a key role in medical strategy, protocol design, product positioning and regulatory direction for these programs. I look forward to working with Dr. Reininger as we advance the Company’s near-term and long-term patient-care vision.”

Cornelia Reininger, M.D., Ph.D., Senior Vice President and Chief Medical Officer

Dr. Reininger joins Navidea from Bayer Healthcare Pharmaceuticals, where she was Senior Director of Clinical Research and Global Clinical Leader for its Alzheimer’s development programs, spearheading clinical development from Phase 1 through Phase 3 and the registration filings of the Company’s PET neuroimaging agent florbetaben. Previously, Dr. Reininger served in roles of increasing responsibility with the global medical organizations of GE Healthcare and Amersham Health – Diagnostic Imaging and played a central role in the development of GE Healthcare’s DaTscan imaging agent for the diagnosis of Parkinson’s disease and its expansion into the indication for dementia with Lewy Bodies.

Dr. Reininger holds an Associate Professor of Surgery and External Lecturer position at Ludwig Maximillian University (LMU) in Munich, Germany, where she completed her medical education and residency in general and vascular surgery. During her residency, she was on staff at the LMU Downtown Surgical Hospital and Outpatient Clinic, rotating as Chief Resident in vascular surgery and the intensive care unit. She later became the head of the hospital’s thrombosis research laboratory.

“Navidea is changing the precision diagnostic landscape and has a series of very promising agents in its pipeline for patients facing cancer and neurological disorders,” said Dr. Reininger. “As a drug developer and physician, I am truly excited by the opportunity to help complete development of these agents and bring them to market to help individuals with these diseases. By pioneering technologies that can improve the ability of health professionals to precisely diagnose diseases such as Alzheimer’s disease and Parkinson’s disease, Navidea can play a critical role in improving patient care. I look forward to being part of the Navidea team and contributing to this important work that is underway.”

NAVIDEA BIOPHARMACEUTICALS

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About Navidea Biopharmaceuticals, Inc.

Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB) is a biopharmaceutical company focused on the development and commercialization of precision diagnostics and radiopharmaceutical agents. Navidea is actively developing four radiopharmaceutical agent platforms – Lymphoseek®, NAV4694, CFT and RIGScanTM – to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making and, ultimately, patient care. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline through selective acquisitions, global partnering and commercialization efforts. For more information, please visit www.navidea.com.

Contact:

Navidea Biopharmaceuticals – Brent Larson, Sr. VP & CFO – (614) 822-2330

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